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                                                                                       EXHIBIT 11

                                Calculation of Earnings per Share
                                          (In Thousands)

                                                                   Three Months      Six Months
                                                                  Ended June 30,   Ended June 30,

                                                                  1998     1997    1998     1997
Numerator:                                                        ----     ----    ----     ----

Net (loss) income ..........................................    $(712)   $  353   $ (608)  $ 698
Preferred stock dividends ..................................       --       (77)    --      (154)
                                                                ------   -------  -------  -------

Numerator for basic earnings per share -
income (loss) available to common shareholders .............    $(712)      276     --       544

Effect of dilutive securities:

Preferred stock dividends ..................................       --        77     --       154
Interest on unpaid preferred stock dividends ...............       --         7     --        14
                                                               ------   -------  -------  -------
                                                                   --        84     --       168
Numerator  for dilutive  (loss)  earnings per share -
income  (loss)  available to common shareholders after
assumed conversion .........................................    $(712)      360     (608)    712

Denominator:

Denominator for basic (loss) earnings per share-
weighted-average shares ....................................    10,958    4,470   10,938   4,464

Effect of dilutive securities:

Employee stock options and warrants ........................      --        783     --       773
Convertible preferred stock ................................      --      3,770     --     3,770
                                                               ------   -------  -------  -------
                                                                  --      4,543     --     4,543


Dilutive  potential  common shares
Denominator  for diluted (loss) earnings per
share Adjusted weighted-average shares and
assumed conversion .........................................    10,958    9,023   10,938   9,007
                                                              ========    =====   ======   =====

Basic (loss) earnings per share ............................  $ (0.07)   $ 0.06   $(0.06) $ 0.12
                                                              ========    =====   ======   =====

Diluted (loss) earnings per share ..........................  $ (0.07)   $ 0.04   $(0.06) $ 0.08
                                                              ========    =====   ======   =====

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